Exhibit 99.1

P R E S S R E L E A S E
Synthesis Energy Systems Completes Equity Investment in
First Phase of Yima Project
Project moving into implementation phase
HOUSTON, Texas, September 2, 2009 — Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global industrial gasification company, today announced that the project joint venture agreements and related documents for its project with Yima Coal Industry Group Co., Ltd. (“Yima”) were executed, replacing the prior agreements entered into in April 2009. In addition, SES and Yima have each funded their equity for the project, accounting for approximately 50% of the project’s total investment cost, and Yima has entered into a binding commitment to provide the project’s debt financing. SES now owns 25% of the joint ventures and Yima owns 75%, which is a reduction from the prior split of 49% and 51% to SES and Yima, respectively. SES has an option to increase its equity interest to 49% upon expansion of the project.
Based on the current estimate, the total required capital for the project is $250 million, which includes all project facilities and some infrastructure facilities in support of planned future expansions. At the time of execution of the revised agreements, SES made its final contribution of $29.3 million, completing its contribution of 25% of the equity of the joint ventures, and Yima completed its contribution of 75% of the equity to the joint ventures. The remaining capital for the project is to be provided by project debt from Chinese banks, supported by a debt guarantee from Yima. As part of the revised agreements, Yima has a binding obligation to provide debt financing to the project should the bank financing fail to close. These financing commitments allow the project to immediately move into the implementation phase.
“This project validates our coal to energy strategy and is a great example of how the U-GAS® technology’s unique capability to process low rank coal enables a lower cost, long-term fuel supply to be integrated into a project thereby securing a low cost producer position,” said Robert Rigdon, President and CEO of Synthesis Energy Systems. “Combining our technology with a strong strategic and financial partner such as Yima, which owns major coal reserves and has significant coal to chemicals operating experience, should help make this project a success,” Rigdon added.
The project is strategically positioned as the first phase of a series of projects which will form the Mazhuang Coal Chemical Industrial Park — a planned ~$4.4 billion investment to be located in Henan Province, China. Yima has agreed to

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supply coal to the project from a mine that is located in close proximity to the Mazhuang Industrial Park. The project will utilize the U-GAS® technology of SES, licensed from the Gas Technology Institute, and takes advantage of the U-GAS® technology’s ability to economically convert low grade high-ash coals into syngas and high value downstream products.
“As part of our corporate strategy, we are committed to expand into the coal gasification arena and recently raised over USD $1 billion to fund our efforts,” Yima’s Chairman Wu commented. “This project is the first phase of a multi-phase coal to chemicals development for the industrial park. We are pleased to be working with SES on this endeavour and believe that the U-GAS® technology offers certain advantages for gasification of high ash coals,” Chairman Wu added.
Site construction activities for the project are currently underway. Detailed engineering will be released immediately and procurement of major equipment, as well as work on major foundations, is expected to begin later this year. Mechanical completion of the project is expected in the first half of 2012, with commercial operations estimated to begin approximately 6 months later.
When completed, the project is expected to have an annual capacity of 300,000 tonnes of refined methanol. Two future coal gasification projects are planned for this location. The second project is expected to add additional capacity of 300,000 tonnes of refined methanol or methanol equivalent products, and the third is expected to add additional capacity of 600,000 tonnes of refined methanol or methanol equivalent products.
About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal, coal wastes and biomass into higher value energy and chemical products, such as transportation fuel, substitute natural gas, fuel gas, methanol and ammonia. The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China. For more information on SES, visit or call (713) 579-0600.

Three Riverway, Suite 300, Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our early stage of development, our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, our ability to reduce operating costs, the limited history and viability of our technology, the effect of the current international financial crisis on our business, commodity prices and the availability and terms of financing opportunities, our results of operations in foreign countries and our ability to diversify, our ability to maintain production from our first plant in the Hai Hua joint venture project, approvals and permits for our Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, and the sufficiency of internal controls and procedures. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
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Three Riverway, Suite 300, Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610